Exhibit 2

                 THIS NOTE HAS NOT BEEN REGISTERED UNDER THE
             SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY
              STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF
                 EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION
                STATEMENT UNDER SUCH ACT AND APPLICABLE STATE
              SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE
             REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

THIS NOTE IS SUBJECT TO THE RESTRICTIONS SET FORTH IN THE SECURITIES PURCHASE
  AGREEMENT AND THE SUPPLEMENTAL SECURITIES PURCHASE AGREEMENT BY AND AMONG
   KRAUSE'S FURNITURE, INC., GENERAL ELECTRIC CAPITAL CORPORATION AND JAPAN OMNIBUS LTD., COPIES OF WHICH ARE ON FILE IN THE OFFICES OF THE CORPORATION.

                           KRAUSE'S FURNITURE, INC.

                           9.50% Subordinated Note
                             due August 31, 2002


                                                            New York, NY
$2,500,000.00                                               December 30, 1997

            KRAUSE'S FURNITURE, INC. (the "Company"), a Delaware corporation, for value received, hereby promises to pay to GENERAL ELECTRIC CAPITAL CORPORATION ("GECC"), or registered assigns, the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), payable in six equal installments of principal of $416,666.67, commencing on February 28, 2000, and on each August 31 and February 28 thereafter until August 31, 2002, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount at the rate of 9.50% per annum from the date hereof, due and payable (i) quarterly, on each November 30, February 28, May 31 and August 31 (each, a "Payment Date") after the date of the Notes commencing with the first such Payment Date after the issuance of this Note and (ii) on the date of any prepayment, on the amount prepaid, until the Notes have been paid in full. Accrued interest on each Note is required to be paid in cash (in accordance with Section 5.1 of the Supplemental Securities Purchase Agreement dated as of August 14, 1997, as from time to time amended, among the Company, GECC and Japan Omnibus Ltd. (the "Supplemental Securities Purchase Agreement")) on each Payment Date.

            Interest on this Note shall cease to accrue if (i) the holder of this Note has been notified by the Company under Section 9.5 of the Supplemental Securities Purchase Agreement that this Note will be redeemed, and (ii) all amounts due under this Note are paid to the holder of this Note on the redemption date specified in such notice or such amounts are segregated and held in trust by the Company for payment upon surrender of this Note in accordance with such notice. During the continuance of any Event of Default (as defined in the Supplemental Securities Purchase Agreement), the Company shall pay interest on the outstanding principal of, and any other amounts (other than interest), if any, due on the Notes and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 12.00% per annum (computed on the same basis as above) until such overdue amount is paid or until such Event of Default is cured or waived.
All payments on this Note shall be made in lawful money of the United States of America at the address specified by the holder hereof for such purpose in
Schedule 5.1 to the Supplemental Securities Purchase Agreement or by such method as may be designated by notice to the Company, in the manner set forth in the Supplemental Securities Purchase Agreement.

            The outstanding principal amount of this Note shall be payable in six equal installments of principal of $416,666.67, commencing on February 28, 2000, and on each August 31 and February 28 thereafter until August 31, 2002. This Note is also subject to optional redemption, in whole or in part, all as specified in the Supplemental Securities Purchase Agreement.

            This Note is issued pursuant to the Supplemental Securities Purchase Agreement. The registered holder of this Note is entitled to the benefits of such Supplemental Securities Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

            This Note is expressly subordinated to the extent and in the manner provided in Section 10 of the Supplemental Securities Purchase Agreement to all Senior Indebtedness (as defined therein) of the Company.

            This Note is a registered Note and, as provided in the Supplemental Securities Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

            In case an Event of Default shall occur and be continuing, the unpaid balance of the principal, interest and any other amounts payable on this Note may be declared and become due and payable in the manner and with the effect provided in the Supplemental Securities Purchase Agreement.

            THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, FOR ANY ACTION, PROCEEDING OR INVESTIGATION IN ANY COURT OR BEFORE ANY GOVERNMENTAL AUTHORITY ("LITIGATION") ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN THIS NOTE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.





                                       KRAUSE'S FURNITURE, INC.


                                       By:   /s/  Robert A. Burton
                                          -----------------------------
                                          Name:   Robert A. Burton
                                          Title:  Senior Vice President
                                                  and Chief Financial Officer